Exhibit 5.1
CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-10) and related base shelf prospectus of Paramount Resources Ltd. (the “Corporation”), for the registration of up to US$300,000,000 aggregate principal amount of its debt securities and to the incorporation by reference therein of our reports dated March 16, 2007 with respect to a) the consolidated financial statements of the Corporation, and b) the Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of the Corporation included in / incorporated by reference in its Annual Report (Form 40-F) for the year ended December 31, 2006, filed with the United States Securities and Exchange Commission.

Calgary, Canada	/s/ Ernst & Young LLP
March 22, 2007	Chartered Accountants